AVIS BUDGET GROUP REPORTS FIRST QUARTER 2015 RESULTS

•	Revenue was $1.9 billion and increased 4% in constant currency.

•	Adjusted EBITDA was unchanged at $117 million.

•	Diluted earnings per share increased 6%, to $0.17, excluding certain items, on a GAAP net loss of $9 million.

•	Company reaffirms its 2015 Adjusted EBITDA and earnings per share estimates.

PARSIPPANY, N.J., May 4, 2015 - Avis Budget Group, Inc. (NASDAQ: CAR) today reported results for its first quarter ended March 31, 2015. For the quarter, the Company reported revenue of $1.9 billion and Adjusted EBITDA of $117 million. The Company reported net income of $19 million, or $0.17 per share, excluding certain items, and GAAP net loss of $9 million, or $0.09 per share.

“Our first quarter results were in line with our expectations, despite uneven economic conditions internationally as well as what we believe was industry-wide over-fleeting in North America,” said Ronald L. Nelson, Avis Budget Group Chairman and Chief Executive Officer. “Used-vehicle prices have been constructive, and we have right-sized our fleet and taken steps to reduce costs. Looking forward, as we move into the peak travel months, we expect travel demand and pricing to firm, and our full-year earnings projections remain unchanged.”

Executive Summary
Revenue declined 1% in first quarter 2015 compared to first quarter 2014 primarily due to a 5% increase in rental days in the Americas, offset by an approximately $85 million negative impact from movements in currency exchange rates. First quarter Adjusted EBITDA remained unchanged at $117 million. Results benefited from increased rental volumes and from movements in currency exchange rates, which favorably impacted Adjusted EBITDA by $17 million in the quarter. These positives were offset by inflationary cost pressures, a weather-related reduction in fleet utilization, and $7 million in legal expense incurred to settle in principle two long-standing U.S. cases.

Business Segment Discussion
The following discussion of first quarter operating results focuses on revenue and Adjusted EBITDA for each of our operating segments. As discussed in Table 6 of this release, the Company has made a change to its reportable segments. The operating results of the Company’s North America, South America, Central America, and Caribbean operations are now reported in the Company’s Americas reportable segment. Revenue and Adjusted EBITDA are expressed in millions.

Americas

	2015	2014	% change
Revenue	$1,375	$1,330	3%
Adjusted EBITDA	$115	$115	0%

Revenue increased 3% primarily due to a 5% increase in volume and a 4% increase in ancillary revenue per rental day. U.S. pricing increased 1% at our Avis and Budget brands in the first quarter, but was unchanged overall, reflecting the impacts from currency movements and growth in our Payless brand. Adjusted EBITDA was unchanged as increased volumes and a 1% decline in per-unit fleet costs were offset by a 2% decline in utilization, primarily due to weather, and increased legal costs.

International

	2015	2014	% change
Revenue	$475	$532	(11%)
Adjusted EBITDA	$16	$14	14%

Revenue declined 11% primarily due to a $76 million (14%) negative impact from movements in currency exchange rates compared to the prior year. Rental days increased 5%, and total revenue per rental day was unchanged in constant currency (comprised of a 12% increase in ancillary revenue per day and a 3% decline in pricing). Adjusted EBITDA increased $2 million principally due to currency hedging gains.

Other Items

•
Share Repurchases - The Company repurchased approximately 500,000 shares of its common stock at a cost of $31 million in the first quarter. As of March 31, 2015, the Company has repurchased a total of 7.7 million shares at a cost of approximately $375 million since initiating its share repurchase program in August 2013.

•
Acquisitions - In January, the Company completed its acquisition of its Avis and Budget licensee for Norway, Sweden and Denmark, which operates both the Avis and Budget brands at major locations throughout the region including Oslo, Stockholm, Copenhagen and Sweden’s Arlanda and Goldberg airports. The purchase price of approximately $50 million was funded with available cash.

In April, the Company completed its acquisition of Maggiore Group, Italy’s fourth-largest vehicle rental business. Maggiore is the largest independent vehicle rental operator in Italy. The net purchase price of approximately $160 million was funded with incremental corporate borrowings and available cash.

In April, the Company increased its ownership of its Avis and Budget licensee in Brazil from 50% to 100%, by purchasing equity and debt interests in the business for approximately $40 million.

•
Debt Refinancing - In March, the Company completed an offering of $375 million of senior notes due 2025 with an interest rate of 5.25%. The Company used proceeds from the offering to redeem all $223 million of its outstanding 9.75% senior notes due 2020, and to finance a portion of its acquisition of Maggiore Group.

•
Exchange Rates - Currency exchange rates are expected to have a negative full-year impact on Adjusted EBITDA, but had a positive year-over-year impact in the first quarter. This is due to the difference in timing between when hedging gains must be recognized and when the underlying exposure being hedged will be recorded.

Outlook
The Company today reaffirmed its full-year 2015 results. The Company expects:

•
Full-year 2015 revenue will be approximately $8.8 billion, a roughly 4% increase compared to 2014. In the Company’s Americas segment, rental days are expected to increase 5% to 7%, and pricing is expected to increase 1% to 2% in constant currency in 2015. Movements in currency exchange rates are negatively impacting revenue growth by approximately six points, and the Company’s forecast now includes Maggiore’s results from the date of acquisition.

•	Adjusted EBITDA will increase 3% to 14%, to approximately $900 million to $1 billion, including an approximately $40 million negative impact from movements in currency exchange rates.

•
Per-unit fleet costs in its Americas segment will be approximately $310 to $320 per month in 2015, compared to $310 in 2014. Total Company per-unit fleet costs are expected to be $290 to $300 per month in 2015, compared to $305 in 2014, with the decrease principally attributable to movements in currency exchange rates.

•	Interest expense related to corporate debt will be approximately $200 million.

•	2015 non-vehicle depreciation and amortization expense (excluding the amortization of intangible assets related to acquisitions) will be approximately $165 million.

•	Pretax income will be approximately $535 million to $635 million, excluding certain items.

•
Its effective tax rate in 2015 will be 37% to 38%, excluding certain items, and its diluted share count will be approximately 106 million, including the effect of completing the remainder of the Company’s existing share repurchase authorization in 2015.

Based on these expectations, the Company estimates that its 2015 diluted earnings per share, excluding certain items, will increase 6% to 27% compared to 2014, to $3.15 to $3.75. Such estimate includes a negative impact from currency exchange rates of approximately fifteen cents per share.

Investor Conference Call
Avis Budget Group will host a conference call to discuss first quarter results on May 5, 2015, at 8:30 a.m. (ET). Investors may access the call live at ir.avisbudgetgroup.com or by dialing (630) 395-0021 and providing the participant passcode 2995545. Investors are encouraged to dial in approximately 10 minutes prior to the call. A web replay will be available at ir.avisbudgetgroup.com following the call. A telephone replay will be available from 11:00 a.m. (ET) on May 5 until 8:00 p.m. (ET) on May 19 at (203) 369-1484.

About Avis Budget Group
Avis Budget Group, Inc. is a leading global provider of vehicle rental services, both through its Avis and Budget brands, which have more than 10,000 rental locations in approximately 175 countries around the world, and through its Zipcar brand, which is the world’s leading car sharing network, with more than 900,000 members. Avis Budget Group operates most of its car rental offices in North America, Europe and Australia directly, and operates primarily through licensees in other parts of the world. Avis Budget Group has approximately 30,000 employees and is headquartered in Parsippany, N.J. More information is available at www.avisbudgetgroup.com.

Forward-Looking Statements
Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “forecast” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are based upon then current assumptions and expectations and are generally forward-looking in nature and not historical facts. Any statements that refer to outlook, expectations or other characterizations of future events, circumstances or results, including all statements related to our outlook, future results, future fleet costs, acquisition synergies, cost-saving initiatives and future share repurchases are also forward-looking statements.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to, the Company’s ability to promptly and effectively integrate acquired businesses, any change in economic conditions generally, particularly during our peak season or in key market segments, the high level of competition in the vehicle rental industry, a change in our fleet costs as a result of a change in the cost of new vehicles, manufacturer recalls and/or the value of used vehicles, disruption in the supply of new vehicles, disposition of vehicles not covered by manufacturer repurchase programs, the financial condition of the manufacturers that supply our rental vehicles, which could impact their ability to perform their obligations under our repurchase and/or guaranteed depreciation arrangements, any change in travel demand, including changes in airline passenger traffic, any occurrence or threat of terrorism, a significant increase in interest rates or borrowing costs, our ability to obtain financing for our global operations, including the funding of our vehicle fleet via the asset-backed securities market, any changes to the cost or supply of fuel, any fluctuations related to the mark-to-market of derivatives which hedge our exposure to exchange rates, interest rates and fuel costs, our ability to meet the financial and other covenants contained in the agreements governing our indebtedness, risks associated with litigation, governmental or regulatory inquiries or investigations involving the Company, changes to our share repurchase plans, risks related to acquisitions, and our ability to accurately estimate our future results and implement our strategy for cost savings and growth. Other unknown or unpredictable factors could also have material adverse effects on the Company’s performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-

looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Avis Budget Group’s Annual Report on Form 10-K for the year ended December 31, 2014, included under headings such as “Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and in other filings and furnishings made by the Company with the SEC from time to time. Except for the Company’s ongoing obligations to disclose material information under the federal securities laws, the Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.

This release includes financial measures such as Adjusted EBITDA and free cash flow, as well as metrics that exclude certain items that are not considered generally accepted accounting principles (“GAAP”) measures as defined under SEC rules. Important information regarding such measures is contained on Table 1 and Table 5 of this release. The Company believes that these non-GAAP measures are useful in measuring the comparable results of the Company period-over-period. The GAAP measures most directly comparable to Adjusted EBITDA, free cash flow and income before income taxes, net income and diluted earnings per share, excluding certain items, are income before income taxes, net cash provided by operating activities, net income, net income and diluted earnings per share, respectively. Because of the forward-looking nature of the Company’s forecasted non-GAAP measures, specific quantifications of the amounts that would be required to reconcile forecasted income before income taxes, net cash provided by operating activities, net income and diluted earnings per share are not available. The Company believes that there is a degree of volatility with respect to certain of the Company’s GAAP measures which preclude the Company from providing accurate forecasted GAAP to non-GAAP reconciliations. Based on the above, the Company believes that providing estimates of the amounts that would be required to reconcile the range of the non-GAAP measures to forecasted GAAP measures would imply a degree of precision that would be confusing or misleading to investors for the reasons identified above.

Contacts
Media Contact:	Investor Contact:
John Barrows	Neal Goldner
(973) 496-7865	(973) 496-5086
PR@avisbudget.com	IR@avisbudget.com

# # #

Tables Follow

Table 1
Avis Budget Group, Inc.
SUMMARY DATA SHEET
(In millions, except per share data)

	Three Months Ended March 31,
	2015	2014	% Change
Income Statement and Other Items
Net revenues	$1,850	$1,862	(1%)
Adjusted EBITDA (non-GAAP)	117	117	0%
Income (loss) before income taxes	(16)	5	*
Net income (loss)	(9)	4	*
Earnings (loss) per share - Diluted	(0.09)	0.03	*

Excluding Certain Items (non-GAAP) (A)
Income before income taxes	26	26	0%
Net income	19	18	6%
Earnings per share - Diluted	0.17	0.16	6%

	As of
	March 31, 2015	December 31, 2014
Balance Sheet Items
Cash and cash equivalents	$854	$624
Vehicles, net	10,777	10,215
Debt under vehicle programs	8,341	8,116
Corporate debt	3,725	3,420
Stockholders’ equity	521	665

	Segment Results (B)
		Three Months Ended March 31,
		2015	2014	% Change
	Net Revenues
	Americas	$1,375	$1,330	3%
	International	475	532	(11%)
	Corporate and Other	—	—	*
	Total Company	$1,850	$1,862	(1%)

	Adjusted EBITDA (C)
	Americas	$115	$115	0%
	International	16	14	14%
	Corporate and Other	(14)	(12)	*
	Total Company	$117	$117	0%

Reconciliation of Adjusted EBITDA to Pretax Income (loss)
	Total Company Adjusted EBITDA	$117	$117
Less:	Non-vehicle related depreciation and amortization	49	41
	Interest expense related to corporate debt, net	52	56
	Transaction-related costs	31	8
	Restructuring expense	1	7
	Income (loss) before income taxes	$(16)	$5	*

_______
*	Not meaningful.
(A)
During the three months ended March 31, 2015, we recorded certain items in our operating results of $42 million ($28 million, net of tax), consisting of $31 million ($21 million, net of tax) for transaction-related costs driven by a non-cash charge recognized in connection with the acquisition of the Avis and Budget license rights for Norway, Sweden and Denmark, $10 million ($7 million, net of tax) for amortization expense related to intangible assets recognized in connection with acquisitions and $1 million ($0 million, net of tax) in restructuring expense.
During the three months ended March 31, 2014, we recorded certain items in our operating results of $21 million ($14 million, net of tax), consisting of $8 million ($5 million, net of tax) for transaction-related costs, $7 million ($5 million, net of tax) in restructuring expense and $6 million ($4 million, net of tax) for amortization expense related to intangible assets recognized in connection with acquisitions.

(B)
Net revenues and Adjusted EBITDA for 2014 have been recast to reflect a change in our reportable segments. The Company's North America, South America, Central America and Caribbean operations are now reported in the Company's Americas segment. For additional details, see Table 6.

(C)
See Table 5 for a description of Adjusted EBITDA. Adjusted EBITDA includes stock-based compensation expense and deferred financing fee amortization of $13 million and $11 million in first quarter 2015 and 2014, respectively.

Table 2

Avis Budget Group, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three Months Ended March 31,
	2015	2014
Revenues
Vehicle rental	$1,319	$1,329
Other	531	533
Net revenues	1,850	1,862

Expenses
Operating	985	1,000
Vehicle depreciation and lease charges, net	432	433
Selling, general and administrative	248	248
Vehicle interest, net	68	64
Non-vehicle related depreciation and amortization	49	41
Interest expense related to corporate debt, net	52	56
Transaction-related costs	31	8
Restructuring expense	1	7
Total expenses	1,866	1,857

Income (loss) before income taxes	(16)	5
Provision for (benefit from) income taxes	(7)	1
Net income (loss)	$(9)	$4

Earnings (loss) per share
Basic	$(0.09)	$0.03
Diluted	$(0.09)	$0.03

Weighted average shares outstanding
Basic	106.1	106.6
Diluted	106.1	108.6

Table 3
Avis Budget Group, Inc.
SEGMENT REVENUE DRIVER ANALYSIS

	Three Months Ended March 31,
	2015	2014	% Change

Americas

Rental Days (000’s)	22,441	21,418	5%
Time and Mileage Revenue per Day (A)	$41.55	$41.70	0%
Average Rental Fleet	356,396	332,500	7%

International

Rental Days (000’s)	7,814	7,465	5%
Time and Mileage Revenue per Day (B)	$35.52	$43.12	(18%)
Average Rental Fleet	124,472	119,596	4%

Total

Rental Days (000’s)	30,255	28,883	5%
Time and Mileage Revenue per Day	$39.99	$42.07	(5%)
Average Rental Fleet	480,868	452,096	6%
_______
Rental days and time and mileage revenue per day are calculated based on the actual rental of the vehicle during a 24-hour period. Our calculation of rental days and time and mileage revenue per day may not be comparable to the calculation of similarly-titled statistics by other companies. Amounts exclude U.S. truck rental and Zipcar transactions. Key operating statistics for 2014 are recast to reflect a change in our reportable segments. The Company's North America, South America, Central America and Caribbean operations are now reported in the Company's Americas segment. For additional details, see Table 7.

(A)	Excluding currency exchange effects, time and mileage revenue per day was unchanged in the three months ended March 31, 2015.
(B)	Excluding currency exchange effects, time and mileage revenue per day decreased 3 percentage points in the three months ended March 31, 2015.

Table 4

Avis Budget Group, Inc.
CONSOLIDATED CONDENSED SCHEDULES OF CASH FLOWS AND FREE CASH FLOWS
(In millions)

CONSOLIDATED CONDENSED SCHEDULE OF CASH FLOWS

Three Months Ended March 31, 2015
Operating Activities
Net cash provided by operating activities	$503

Investing Activities
Net cash used in investing activities exclusive of vehicle programs	(74)
Net cash used in investing activities of vehicle programs	(700)
Net cash used in investing activities	(774)

Financing Activities
Net cash provided by financing activities exclusive of vehicle programs	324
Net cash provided by financing activities of vehicle programs	203
Net cash provided by financing activities	527

Effect of changes in exchange rates on cash and cash equivalents	(26)
Net change in cash and cash equivalents	230
Cash and cash equivalents, beginning of period	624
Cash and cash equivalents, end of period	$854

CONSOLIDATED SCHEDULE OF FREE CASH FLOWS (A)

Three Months Ended March 31, 2015
Pretax loss	$(16)
Add-back of non-vehicle related depreciation and amortization	49
Add-back of transaction-related costs, net	31
Working capital and other	15
Capital expenditures	(41)
Tax payments, net of refunds	(8)
Vehicle programs and related (B)	(60)
Free Cash Flow	(30)

Acquisition and related payments, net of acquired cash	(36)
Borrowings, net of debt repayments	363
Transaction-related payments	(2)
Repurchases of common stock	(33)
Financing costs, foreign exchange effects and other	(32)
Net change in cash and cash equivalents (per above)	$230

_______
(A)	See Table 5 for a description of Free Cash Flow.
(B)	Includes vehicle-backed borrowings (repayments) that are incremental to amounts required to fund incremental (reduced) vehicle and vehicle-related assets.

RECONCILIATION OF FREE CASH FLOW TO NET CASH PROVIDED BY OPERATING ACTIVITIES

Three Months Ended March 31, 2015
Free Cash Flow (per above)	$(30)
Investing activities of vehicle programs	700
Financing activities of vehicle programs	(203)
Capital expenditures	41
Proceeds received on asset sales	(3)
Transaction-related payments	(2)
Net Cash Provided by Operating Activities (per above)	$503

Table 5
Avis Budget Group, Inc.
DEFINITIONS AND RECONCILIATIONS OF NON-GAAP MEASURES
(In millions, except per share data)

The accompanying press release includes certain non-GAAP (generally accepted accounting principles) financial measures as defined under SEC rules. To the extent not provided in the press release or accompanying tables, we have provided below the reasons we present these non-GAAP financial measures, a description of what they represent and a reconciliation to the most comparable financial measure calculated and presented in accordance with GAAP.

DEFINITIONS

Adjusted EBITDA
The accompanying press release presents Adjusted EBITDA, which represents income from continuing operations before non-vehicle related depreciation and amortization, any impairment charge, restructuring expense, early extinguishment of debt costs, non-vehicle related interest, transaction-related costs and income taxes. We believe that Adjusted EBITDA is useful as a supplemental measure in evaluating the aggregate performance of our operating businesses. Adjusted EBITDA is the measure that is used by our management, including our chief operating decision maker, to perform such evaluation. It is also a component of our financial covenant calculations under our credit facilities, subject to certain adjustments. Adjusted EBITDA should not be considered in isolation or as a substitute for net income (loss) or other income (loss) statement data prepared in accordance with GAAP and our presentation of Adjusted EBITDA may not be comparable to similarly-titled measures used by other companies.

A reconciliation of Adjusted EBITDA to income (loss) before income taxes can be found on Table 1 and a reconciliation of income (loss) before income taxes to net income (loss) can be found on Table 2.

Certain Items
The accompanying press release and tables present income (loss) before income taxes, net income (loss) and diluted earnings (loss) per share for the three months ended March 31, 2015 and 2014, excluding certain items. We believe that these measures referred to above are useful as supplemental measures in evaluating the aggregate performance of the Company. We exclude restructuring expense, transaction-related costs, costs related to early extinguishment of debt and other certain items as such items are not representative of the results of operations of our business for the three months ended March 31, 2015 and 2014.

Reconciliations of Adjusted EBITDA and our results excluding certain items to income (loss) before income taxes, net income (loss) and diluted earnings (loss) per share are as follows:

		Three Months Ended March 31,
Reconciliation of Adjusted EBITDA to income (loss) before income taxes:		2015	2014

	Adjusted EBITDA	$117	$117

Less:	Non-vehicle related depreciation and amortization (excluding acquisition-related amortization expense)	39	35
	Interest expense related to corporate debt, net	52	56
	Income before income taxes, excluding certain items	26	26

	Less certain items:
	Transaction-related costs	31	8
	Acquisition-related amortization expense	10	6
	Restructuring expense	1	7
	Income (loss) before income taxes	$(16)	$5

Reconciliation of net income, excluding certain items to net income (loss):

	Net income, excluding certain items	$19	$18
	Less certain items, net of tax:
	Transaction-related costs	21	5
	Acquisition-related amortization expense	7	4
	Restructuring expense	—	5
	Net income (loss)	$(9)	$4

	Earnings per share, excluding certain items (diluted)	$0.17	$0.16

	Earnings (loss) per share (diluted)	$(0.09)	$0.03

	Shares used to calculate earnings per share, excluding certain items (diluted)	107.6	112.6

Free Cash Flow
Represents Net Cash Provided by Operating Activities adjusted to reflect the cash inflows and outflows relating to capital expenditures and GPS navigational units, the investing and financing activities of our vehicle programs, asset sales, if any, and to exclude debt extinguishment costs and transaction-related costs. We believe that Free Cash Flow is useful to management and investors in measuring the cash generated that is available to be used to repurchase stock, repay debt obligations, pay dividends and invest in future growth through new business development activities or acquisitions. Free Cash Flow should not be construed as a substitute in measuring operating results or liquidity, and our presentation of Free Cash Flow may not be comparable to similarly-titled measures used by other companies. A reconciliation of Free Cash Flow to the appropriate measure recognized under GAAP is provided on Table 4.

Table 6
Avis Budget Group, Inc.
SEGMENT RESULTS
(In millions)

In conjunction with a change in the Company's reportable segments, the financial results of the Company’s North America, South America, Central America and Caribbean operations will now be reported in the Company's Americas reportable segment. The Company's consolidated results for the years ended December 31, 2014 and 2013 are not affected by such changes. The table below illustrates the impact of these changes to Revenue and Adjusted EBITDA for 2014 and 2013. This information was initially published in our Form 8-K dated April 6, 2015.

FOR THE YEAR ENDED DECEMBER 31, 2014

	As Previously Reported
	Revenue					Adjusted EBITDA
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
North America	$1,236	$1,427	$1,623	$1,247	$5,533	$114	$157	$255	$81	$607
International	551	667	815	555	2,588	17	57	160	56	290
Truck Rental	75	100	104	85	364	(2)	13	18	10	39
Corporate and Other	—	—	—	—	—	(12)	(14)	(16)	(18)	(60)
Total	1,862	2,194	2,542	1,887	8,485	117	213	417	129	876

	Adjustments for Segment Reclassification
	Revenue					Adjusted EBITDA
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Americas	$1,330	$1,542	$1,742	$1,347	$5,961	$115	$172	$275	$94	$656
North America	(1,236)	(1,427)	(1,623)	(1,247)	(5,533)	(114)	(157)	(255)	(81)	(607)
International	(19)	(15)	(15)	(15)	(64)	(3)	(2)	(2)	(3)	(10)
Truck Rental	(75)	(100)	(104)	(85)	(364)	2	(13)	(18)	(10)	(39)
Corporate and Other	—	—	—	—	—	—	—	—	—	—
Total	—	—	—	—	—	—	—	—	—	—

	As Adjusted
	Revenue					Adjusted EBITDA
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Americas	$1,330	$1,542	$1,742	$1,347	$5,961	$115	$172	$275	$94	$656
International	532	652	800	540	2,524	14	55	158	53	280
Corporate and Other	—	—	—	—	—	(12)	(14)	(16)	(18)	(60)
Total	$1,862	$2,194	$2,542	$1,887	$8,485	$117	$213	$417	$129	$876

FOR THE YEAR ENDED DECEMBER 31, 2013

	As Previously Reported
	Revenue					Adjusted EBITDA
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
North America	$1,098	$1,279	$1,500	$1,165	$5,042	$93	$115	$226	$74	$508
International	517	621	786	599	2,522	17	58	149	48	272
Truck Rental	76	102	109	85	373	(5)	17	19	5	36
Corporate and Other	—	—	—	—	—	(12)	(11)	(11)	(13)	(47)
Total	1,691	2,002	2,395	1,849	7,937	93	179	383	114	769

	Adjustments for Segment Reclassification
	Revenue					Adjusted EBITDA
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Americas	$1,192	$1,399	$1,625	$1,264	$5,481	$96	$136	$248	$80	$560
North America	(1,098)	(1,279)	(1,500)	(1,165)	(5,042)	(93)	(115)	(226)	(74)	(508)
International	(18)	(18)	(16)	(14)	(66)	(8)	(4)	(3)	(1)	(16)
Truck Rental	(76)	(102)	(109)	(85)	(373)	5	(17)	(19)	(5)	(36)
Corporate and Other	—	—	—	—	—	—	—	—	—	—
Total	—	—	—	—	—	—	—	—	—	—

	As Adjusted
	Revenue					Adjusted EBITDA
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Americas	$1,192	$1,399	$1,625	$1,264	$5,481	$96	$136	$248	$80	$560
International	499	603	770	585	2,456	9	54	146	47	256
Corporate and Other	—	—	—	—	—	(12)	(11)	(11)	(13)	(47)
Total	$1,691	$2,002	$2,395	$1,849	$7,937	$93	$179	$383	$114	$769
_______
The sum of the quarters does not necessarily equal the full year due to rounding.

Table 7 (page 1 of 2)
Avis Budget Group, Inc.
SEGMENT REVENUE DRIVER ANALYSIS

In conjunction with a change in the Company's reportable segments, the key operating statistics of the Company’s North America, South America, Central America and Caribbean operations will now be reported in the Company's Americas reportable segment. The table below illustrates the impact of these changes to rental days, time and mileage revenue per day and average rental fleet for 2014 and 2013. Rental days and time and mileage revenue per day are calculated based on the actual rental of the vehicle during a 24-hour period. Our calculation of rental days and time and mileage revenue per day may not be comparable to the calculation of similarly-titled statistics by other companies. Amounts exclude U.S. truck rental and Zipcar transactions. This information was initially published in our Form 8-K dated April 6, 2015.

FOR THE YEAR ENDED DECEMBER 31, 2014

	As Previously Reported
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
North America

Rental Days (000’s)	21,129	24,801	26,973	22,174	95,078
Time and Mileage Revenue per Day	$41.77	$40.61	$43.05	$39.60	$41.33
Average Rental Fleet	328,230	391,707	411,955	344,169	369,015

International

Rental Days (000’s)	7,754	9,485	11,697	8,460	37,395
Time and Mileage Revenue per Day	$42.86	$41.91	$42.15	$38.17	$41.34
Average Rental Fleet	123,866	148,853	171,406	133,184	144,329

	As Adjusted
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Americas

Rental Days (000’s)	21,418	25,036	27,214	22,408	96,075
Time and Mileage Revenue per Day	$41.70	$40.57	$42.99	$39.54	$41.27
Average Rental Fleet	332,500	395,706	416,029	348,129	373,091

International

Rental Days (000’s)	7,465	9,250	11,456	8,226	36,398
Time and Mileage Revenue per Day	$43.12	$42.06	$42.28	$38.30	$41.49
Average Rental Fleet	119,596	144,854	167,332	129,224	140,253
_______
The sum of the quarters does not necessarily equal the full year due to rounding.

Table 7 (page 2 of 2)

FOR THE YEAR ENDED DECEMBER 31, 2013

	As Previously Reported
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
North America

Rental Days (000’s)	19,723	23,016	25,511	20,836	89,086
Time and Mileage Revenue per Day	$41.34	$39.26	$42.07	$39.38	$40.55
Average Rental Fleet	312,604	358,943	380,964	317,210	342,430

International

Rental Days (000’s)	7,500	9,312	11,950	8,638	37,400
Time and Mileage Revenue per Day	$43.89	$41.79	$42.11	$42.50	$42.48
Average Rental Fleet	122,250	146,538	173,955	138,303	145,263

	As Adjusted
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Americas

Rental Days (000’s)	20,012	23,273	25,771	21,075	90,131
Time and Mileage Revenue per Day	$41.30	$39.24	$42.01	$39.34	$40.52
Average Rental Fleet	316,942	363,005	385,182	321,153	346,570

International

Rental Days (000’s)	7,211	9,055	11,690	8,399	36,355
Time and Mileage Revenue per Day	$44.11	$41.91	$42.24	$42.67	$42.63
Average Rental Fleet	117,912	142,476	169,737	134,360	141,123
_______
The sum of the quarters does not necessarily equal the full year due to rounding.